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                                                                   EXHIBIT 10.7


                                                         [Senior Vice President
                                                               Split Bonus]


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated September 12, 2005 between PALL CORPORATION, a New York corporation (the "Company") and Roberto Perez ("Executive").

         In consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

SS 1. EMPLOYMENT AND TERM

         The Company hereby employs Executive, and Executive hereby agrees to serve, as an executive employee of the Company with the duties set forth in ss.2, for a term (hereafter called The "Term of Employment") beginning September 12, 2005 (the "Term Commencement Date") and ending, unless sooner terminated under ss.4, on the effective date specified in a notice of termination given by either party to the other except that such effective date shall not be earlier than the second anniversary of the date on which such notice is given.

SS 2. DUTIES

         (a) Executive agrees that during the Term of Employment he will hold such offices or positions with the Company, and perform such duties and assignments relating to the business of the Company, as the Chief Executive Officer of the Company shall direct except that Executive shall not be required to hold any office or position or to perform any duties or assignment inconsistent with his experience and qualifications.

         (b) If the Chief Executive Officer of the Company so directs, Executive shall serve as an officer of one or more subsidiaries of the Company (provided that the duties of such office are not inconsistent with Executive's experience and qualifications) and part or all of the compensation to which Executive is entitled hereunder may be paid by such subsidiary or subsidiaries. However, such employment and/or payment of Executive by a subsidiary or subsidiaries shall not relieve the Company from any of its obligations under this Agreement except to the extent of payments actually made to Executive by a subsidiary.

         (c) During the Term of Employment Executive shall, except during customary vacation periods and periods of illness, devote substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of the Company and its subsidiaries and to promoting the best interests of the Company and its subsidiaries and he shall not, either during or outside of such normal business hours, engage in any activity inimical to such best interests.


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SS 3. COMPENSATION DURING TERM OF EMPLOYMENT

         (a) Base Salary. With respect to the period beginning on the Term Commencement Date and ending on the 31st day of July next following the Term Commencement Date, the Company shall pay Executive a Base Salary (in addition to the compensation provided for elsewhere in this Agreement) at the rate of $318,000 per annum (hereinafter called the "original Base Salary"). With respect to each Contract Year beginning with the Contract Year which starts on the first day of August next following the Term Commencement Date, the Company shall pay Executive a Base Salary at such rate as the Chief Executive Officer may determine but not less than the Original base Salary adjusted as follows: The Term "Contract Year" as used herein means the period from August 1 of each year through July 31 of the following year. The term "Consumer Price Index" as herein used means the "Consumer Price Index for all Urban Consumers" compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for "New York - Northern N.J. - Long Island, NY-NJ-CT-PA". For each Contract Year during the Term of Employment beginning with the Contract Year which starts on the first day of August next following the Term Commencement Date, the minimum compensation payable to Executive under this ss.3(a) (hereinafter called the "Minimum Base Salary") shall be determined by increasing (or decreasing) the Original Base Salary by the percentage increase (or decrease) of the Consumer Price Index for the month of June immediately preceding the start of the Contract Year in question over (or below) the Consumer Price Index for the month of June next preceding the Term Commencement Date. [To illustrate the operation of the foregoing provisions of the paragraph:
In an Employment Agreement as to which the Term Commencement Date was August 1, 2004, the executive's base salary for the Contract Year August 1, 2005 through July 31, 2006 would be not less that the Original Base Salary under that Employment Agreement adjusted by the percentage increase (or decrease) of the Consumer price Index for June 2005 over (or below) said Index for June 2004]. Further adjustment in the Minimum Base Salary shall be made for each ensuing Contract Year, in each case (i) using the Consumer Price Index for the month of June next preceding the Term Commencement Date as the base except as provided in the immediately following paragraph hereof and (ii) applying the percentage increase (or decrease) in the Consumer Price Index since said base month to the Original Base Salary to determine the Minimum Base Salary. The Base Salary shall be paid in such periodic installments as the Company may determine but not less often than monthly.

         If with respect to any Contract Year (including the Contract Year beginning on the first day of August next following the Term Commencement Date) the Chief Executive Officer fixes the Base Salary at an amount higher than the Minimum Base Salary, then (unless the order fixing such higher Base Salary provides otherwise), for the purpose of determining the Minimum Base Salary for subsequent Contract Years: (i) the amount of the higher Base Salary so fixed shall be deemed substituted for the Original Base Salary wherever the Original Base Salary is referred to in the immediately preceding paragraph hereof, and
(ii) the base month for determining the Consumer Price Index adjustment shall be June of the calendar year in which the Contract Year to which such higher Base Salary is applicable begins. [To illustrate the operation of the foregoing provisions of this paragraph: If the Chief Executive Officer were to fix a Base Salary for a Contract Year beginning, say, August 1, 2006 which is higher than the Minimum Base Salary for the Contract Year, then June 2006 would become the base month for the purpose of making the Consumer Price Index adjustment to determine the Minimum Base Salary for subsequent Contract Years unless and until the Chief Executive Officer were to fix a Base Salary higher than the Minimum Base Salary for a subsequent Contract Year.]


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         (b) Bonus Compensation.

                  (i) Plan Bonus. With respect to each Fiscal Year of the Company falling in whole or in part within the Term of Employment beginning with the Fiscal Year ending on the Saturday nearest to the 31st day of the month of July next following the Term Commencement Date, Executive shall be entitled to receive a Bonus pursuant to this Agreement in an amount determined in accordance with, and subject to all of the terms of, the Pall Corporation Executive Incentive Bonus Plan adopted by the Compensation Committee of the Board of Directors of the Company on October 16, 2003, approved by shareholders at the annual meeting of shareholders on November 19, 2003, effective for the Fiscal Year beginning August 3, 2003, a copy of which is annexed hereto and incorporated herein by reference (the "Bonus Plan"). Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Bonus Plan. For purposes of determining the amount of the Bonus payable to Executive for any Fiscal Year under the Bonus Plan (the "Plan Bonus"), Executive's Target Bonus Percentage shall be 42% of his Base Salary for such Fiscal Year.

                  (ii) Business Segment Bonus. Inasmuch as Executive's services for the company relate primarily to the operations of a subsidiary, a division or other segment of the overall operations of the Company and its subsidiaries (a "Business Segment"), Executive shall be considered for additional bonus compensation for each fiscal year based on the results of operations of such Business Segment for such fiscal year. The amount of such additional bonus compensation, if any, shall be determined by the Chief Executive Officer in his sole discretion but in no event shall such additional bonus compensation exceed 63% of Executive's Base Salary.

                  (iii) Payment of Bonus Compensation. Executive's Bonus Compensation (which term as used herein includes both the Plan Bonus and the Business Segment Bonus, if any) shall be paid in accordance with ss.5 of the Bonus Plan. With respect to any Fiscal Year which falls in part but not in whole within the Term of Employment, the pro rata portion of the Bonus Compensation to which Executive is entitled under this ss.3(b) shall be determined in accordance with ss.3(c) of the Bonus Plan.

         (c) Fringe Benefits and Perquisites. During the Term of Employment, Executive shall enjoy the customary perquisites of office, including, but not limited to, office space and furnishings, secretarial services, expense reimbursements and any similar emoluments customarily afforded to senior executive officers of the Company at the same level as Executive. Executive shall also be entitled to receive or participate in all "fringe benefits" and employee benefit plans provided or made available by the Company to its executives or management personnel generally (such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, retirement, profit-sharing and stock option or purchase plans), at such time and on such terms and conditions as each such plan provides.

         (d) Vacations. Executive shall be entitled each year to a vacation or vacations in accordance with the policies of the Company as determined by the Board or by an authorized senior officer of the Company from time to time. The Company shall not pay Executive any additional compensation for any vacation time not used by executive.


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SS 4. TERMINATION BY REASON OF DISABILITY, DEATH, RETIREMENT OR CHANGE IN
CONTROL

         (a) Disability or Death. If, during the Term of Employment, Executive, by reason of physical or mental disability, is incapable of performing his principal duties hereunder for an aggregate of 130 working days out of any period of twelve consecutive months, the Company at its option may terminate the Term of Employment effective immediately by notice to Executive given within 90 days after the end of such twelve-month period. If Executive shall die during the Term of Employment or if the Company terminates the Term of Employment pursuant to the immediately preceding sentence by reason of Executive's disability, the Company shall pay to Executive, or to Executive's legal representatives, or in accordance with a direction given by Executive to the Company in writing, the following: (i) Executive's Base Salary to the end of the month in which such death or termination for disability occurs and Executive's Bonus Compensation prorated to said last day of the month and (ii) for each month in the period from the end of the month in which such death or termination for disability occurs until the earlier of (x) the first anniversary of the date of death or termination and (y) the date on which the Term of Employment would have ended but for such death or termination for disability, monthly payments of
(I) an amount equal to 1/12th of one-half of the annual Base Salary in effect for Executive immediately prior to the date on which Executive's death or termination for disability occurs plus (II) an amount equal to 1/12th of one-half of the maximum Bonus Compensation that Executive could receive with respect to each of such months based on (A) the Target Bonus Percentage specified in ss.3(b)(i) of this Agreement (as amended to the date on which Executive's death or disability occurs) and (B) the maximum percentage of Base Salary specified in ss.3(b)(ii) of this Agreement (as so amended).

         (b) Retirement. (i) The Term of Employment shall end automatically, without action by either party, on Executive's 65th birthday unless, prior to such birthday, Executive and the Company have agreed in writing that the Term of Employment shall continue past such 65th birthday. In that event, unless the parties have agreed otherwise, the Term of Employment shall be automatically renewed and extended each year, as of Executive's birthday, for an additional one-year term, unless either party has given a Non-Renewal Notice. A Non-Renewal Notice shall be effective as of Executive's ensuing birthday only if given not less than 60 days before such birthday, and shall state that the party giving such notice elects that this Agreement shall not automatically renew itself further, with the result that the Term of Employment shall end on Executive's ensuing birthday. (ii) If the Term of Employment ends pursuant to this paragraph by reason of a notice given by either party as herein permitted or automatically at age 65 or any subsequent birthday, the Company shall pay to Executive, or to another payee specified by Executive to the company in writing, Executive's Base Salary and Bonus Compensation prorated to the date on which the Term of Employment ends, (iii) Anything hereinabove to the contrary notwithstanding, if any provision of this paragraph violates federal or applicable state law relating to discrimination on account of age, such provision shall be deemed modified or suspended to the extent necessary to eliminate such violation of law. If at a later date, by reason of changed circumstances or otherwise, the enforcement of such provision as set forth herein would no longer constitute a violation of law, then it shall be enforced in accordance with its terms as set forth herein.



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         (c) Change in Control. In the event of a Change in Control (as defined in the Bonus Plan), Executive shall have the right to terminate the Term of Employment, by notice to the Company given at any time after such Change in Control, effective on the date specified in such notice, which date shall not be more than (but can be less than) one year after the giving of such notice.

SS 5. COVENANT NOT TO COMPETE

         For a period of eighteen months after the end of the Term of Employment if the Term of Employment is terminated by notice to the Company given by Executive under ss.1 or ss.4 hereof, or for a period of twelve months after the end of the Term of Employment if the Term of Employment is terminated by notice to Executive given by the Company under ss.1 or ss.4 hereof or terminates under ss.4 by reason of Executive attaining the age of 65, Executive shall not render services to any corporation, individual or other entity engaged in any activity, or himself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries, provided, however, that if the Company terminates under ss.1 following a Change in Control (as defined in ss.4(c)), the foregoing covenant not to compete shall not apply.

SS 6. COMPANY'S RIGHT TO INJUNCTIVE RELIEF

         Executive acknowledges that his services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the company shall be entitled to injunctive relief for a breach of this agreement by Executive.

SS 7. INVENTIONS AND PATENTS

         All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during the Term of Employment, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

SS 8. TRADE SECRETS AND CONFIDENTIAL INFORMATION

         Executive shall not, either directly or indirectly, except as required in the course of his employment by the Company, disclose or use at any time, whether during or subsequent to the Term of Employment, any information of a proprietary nature owned by the Company, including but not limited to, records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by him in the performance of his duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company's business, which Executive shall prepare, use, construct or observe, shall be and remain the Company's sole property. Upon the termination of his employment or at any time prior thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.


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SS 9. MERGERS AND CONSOLIDATIONS; ASSIGNABILITY

         In the event that the Company, or any entity resulting from any merger or consolidation referred to in this ss.9 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this ss.9, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of his death it shall be binding upon and inure to the benefit of his legal representatives to the extent required to the benefit of his legal representatives to the extent required to effectuate the terms hereof.

SS 10. CAPTIONS

         The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

SS 11. CHOICE OF LAW

         This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York.

SS 12. ENTIRE CONTRACT

         This instrument contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company's standard printed form of "Employee's Secrecy and Invention Agreement" or "Employee Agreement" if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.



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SS.13.     NOTICES

         All notices given hereunder shall be in writing and shall be sent by registered or certified mail, overnight courier service such as Federal Express or UPS Next Day Air or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail) or delivered to it (if delivered by hand) at its principal office for the attention of the corporate Secretary of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to him personally or shall be addressed to him (if sent by mail or overnight courier service) at his most recent residence address shown in the Company's employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date of mailing thereof or delivery to the overnight courier service or, if delivered personally, on the date so delivered.

SS 14. TERMINATION OF EXISTING AGREEMENT

         With the exception of the letter dated November 24, 2004, signed by Steve Haas and the Executive, which is annexed hereto, the terms of which letter remain in full force and effect, and to the extent they provide benefits and compensation above what is provided in this Agreement will supercede this Agreement, any employment agreement between the parties hereto which is in effect on the date hereof is hereby terminated and replaced and superseded by this Agreement, effective on the Term Commencement Date. All payments, of Base Salary or otherwise, made by the Company under any such existing agreement with respect to any period commencing on or after the Term Commencement Date shall be credited against the corresponding payment obligations of the Company under this Agreement with respect to such period.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     PALL CORPORATION

                                     By: /s/ ERIC KRASNOFF
                                             --------------------------------
                                             Name: Eric Krasnoff
                                             Title: Chief Executive Officer


                                     EXECUTIVE

                                     /s/ ROBERTO PEREZ
                                         ------------------------------------
                                         Roberto Perez



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